Exhibit 99.1

Overland Storage Reports First Quarter Fiscal 2014 Results

San Diego, CA – November 13, 2013 – Overland Storage (NASDAQ: OVRL), a trusted global provider of unified data management and data protection solutions across the data lifecycle, today reported financial results for its fiscal 2014 first quarter ended September 30, 2013.

“We are excited about our agreement to acquire Tandberg Data, which would create a company which had approximately $110 million in annual revenue in our last fiscal year and would provide substantial resources and cost synergies, enabling us to compete more effectively in the marketplace and move toward a clearer path to profitability following integration of the two companies,” said Eric Kelly, President and CEO of Overland Storage. “With this acquisition, we would have a larger sales engine and expanded market reach to realize the growth potential of the innovative and award-winning products we have developed over the last couple years.

“During the quarter, we continued to see solid growth in revenue from our SnapServer DX Series, both from the immediately preceding quarter and year-over-year, and we remain on track to begin rolling out our mobility business solution in the first quarter of calendar 2014, which is designed to enable us to deliver the full functionality of true native applications to any mobile device anywhere as a workforce productivity solution. Moving forward, we expect our products to benefit from a substantially expanded channel of 16,000 partners as a result of our acquisition of Tandberg Data.”

Recent Highlights:

•	Disk product revenue for the first quarter of fiscal 2014 was up 4% compared to the preceding quarter and up 26% compared to the first quarter of fiscal 2013.

•	SnapServer DX Series product revenue in the first quarter of fiscal 2014 was $1.9 million, up 19% over the preceding quarter and up 34% compared to the first quarter of fiscal 2013.

•	We released SnapScale X4, a clustered NAS product that is designed to provide a high-density solution to more efficiently manage growing amounts of unstructured data.

•	We amended our San Diego lease reducing our square footage, resulting in an annual savings of over $1.2 million after February 2014.

•	We entered into a definitive agreement to acquire Tandberg Data Holdings S.à.r.l., a privately held global leader of data storage and data protection solutions. The sole consideration payable by us in the acquisition consists of shares of our common stock. The acquisition is currently expected to be completed by the end of December 2013, subject to customary closing conditions, shareholder and regulatory approvals.

•	Following the filing of the preliminary proxy for the Tandberg Data Holdings S.à.r.l. acquisition, the holders of our convertible notes converted $10.7 million of convertible notes into shares of our common stock at $1.30 per share.

•	We received gross proceeds of $3.0 million from the sale of convertible notes under our amended and restated note purchase agreement entered into in November 2013 which provides for the issuance of for up to $7.0 million of convertible notes in the aggregate.

First Quarter Fiscal 2014 Financial Results

•	Net revenue for the first quarter of fiscal 2014 was $10.6 million, compared to $11.7 million for the first quarter of fiscal 2013 and $12.1 million in the fourth quarter of fiscal 2013. Product revenue for the first quarter of fiscal 2014 was $6.1 million, compared to $6.6 million for the first quarter of fiscal 2013 and $7.6 million in the fourth quarter of fiscal 2013.

•	Gross margin for both the first quarter of fiscal 2014 and 2013 was constant at 33.7% and 36.5% in the fourth quarter of fiscal 2013.

•	Operating expenses for the first quarter of fiscal 2014 were $7.7 million, compared to $8.6 million in the first quarter of fiscal 2013 and $9.4 million for the fourth quarter of fiscal 2013. Stock compensation expense was $0.9 million in the first quarter of fiscal 2014, compared to $1.3 million in the first quarter of fiscal 2013 and $1.1 million in the fourth quarter of fiscal 2013. Depreciation and amortization was $0.3 million in both the first quarters of fiscal 2014 and 2013, and in the fourth quarter of fiscal 2013.

•	Net loss for the first quarter of fiscal 2014 was $4.6 million, or a loss of $0.15 per share, compared to a net loss of $4.9 million, or a loss of $0.17 per share, in the first quarter of fiscal 2013 and a net loss of $5.4 million, or a loss of $0.18 per share, in the fourth quarter of fiscal 2013.

•	Cash and short-term investments at September 30, 2013 were $5.8 million, compared to cash of $8.8 million at June 30, 2013. At September 30, 2013, the Company had $3.5 million outstanding under its credit facility and $13.25 million outstanding under its convertible notes.

Investor Conference Call:

Overland will host an investor conference call today, Wednesday, November 13, at 5:00 pm ET (2:00 pm PT) to discuss the Company’s first quarter fiscal 2014 financial results. To access the call dial 877-941-2069 (+1 480-629-9713 outside the United States) and when prompted provide the pass code “Overland Storage” to the operator. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, a live and archived webcast of the conference call will be available over the Internet at www.overlandstorage.com in the Investor Relations section. A replay of the conference call will also be available via telephone by dialing (800) 406-7325 (+1 (303) 590-3030 outside the United States) and entering access code, 4650271#, beginning 8:00 p.m. ET on November 13, 2013 through 11:59 p.m. ET on November 20, 2013.

About Overland Storage

Overland Storage is a trusted global provider of unified data management and data protection solutions across the data lifecycle. By providing an integrated range of technologies and services for primary, nearline, offline, and archival data storage, Overland makes it easy and cost effective to manage different tiers of information over time whether distributed data is across the hall or across the globe. Overland SnapScale, SnapServer, SnapSAN, NEO Series and REO Series solutions are available through a select network of value-added resellers and system integrators. For more information, visit www.overlandstorage.com.

Safe Harbor Statement

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive acquisition agreement, the failure to obtain shareholder approval or the failure to satisfy the closing conditions, the failure to obtain the necessary regulatory approvals on conditions permissible under the acquisition agreement, risks related to disruption of management’s attention from our ongoing business operations due to the transaction, the effect of the announcement of the acquisition on the ability of Overland and Tandberg to retain customers and retain and hire key personnel and maintain relationships with its suppliers, operating results and business generally; our ability to maintain and increase sales volumes of our products; our ability to continue to aggressively control costs and operating expenses; our ability to achieve the intended cost savings and maintain quality with our manufacturing partner; our ability to generate cash from operations; the ability of our suppliers to provide an adequate supply of components for our products at prices consistent with historical prices; our ability to raise outside capital and to repay our debt as it comes due; our ability to introduce new competitive products and the degree of market acceptance of such new products; the timing and market acceptance of new products introduced by our competitors; our ability to maintain strong relationships with branded channel partners; our ability to regain compliance with the continued listing requirements of, and thereby maintain the listing of our common stock on the NASDAQ Capital Market; customers’, suppliers’ and creditors’ perceptions of our continued viability; rescheduling or cancellation of customer orders; loss of a major customer; our ability to enforce our intellectual property rights and protect our intellectual property (including the outcome of our ongoing patent litigation); general competition and price measures in the market place; unexpected shortages of critical components; worldwide information technology spending levels; and general economic conditions. Reference is also made to other factors detailed from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

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Overland Storage, SnapScale, SnapSAN, SnapServer, NEO Series, REO Series and the Overland logo are trademarks of Overland Storage, Inc., that may be registered in some jurisdictions. All other trademarks used are owned by their respective owners.

Investor Relations Contact:

Todd Kehrli or Jim Byers

MKR Group Inc.

323-468-2300

ovrl@mkr-group.com

OVERLAND STORAGE, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,
	2013	2012
	(Unaudited)
Net revenue	$10,606	$11,711
Cost of revenue	7,037	7,768

Gross profit	3,569	3,943

Operating expenses:
Sales and marketing	3,745	4,125
Research and development	1,309	1,597
General and administrative	2,611	2,884

Total expenses	7,665	8,606

Loss from operations	(4,096)	(4,663)
Interest income	—	3
Interest expense	(314)	(42)
Other income (expense), net	(161)	(112)

Loss before income taxes	(4,571)	(4,814)
Provision for income taxes	19	49

Net loss	$(4,590)	$(4,863)

Net loss per share:
Basic and diluted	$(0.15)	$(0.17)

Shares used in computing net loss per share:
Basic and diluted	30,725	27,876

OVERLAND STORAGE, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,	Three Months Ended June 30,
	2013	2013
	(Unaudited)	(Unaudited)
Net revenue	$10,606	$12,068
Cost of revenue	7,037	7,660

Gross profit	3,569	4,408

Operating expenses:
Sales and marketing	3,745	4,434
Research and development	1,309	1,665
General and administrative	2,611	3,271

Total expenses	7,665	9,370

Loss from operations	(4,096)	(4,962)
Interest expense	(314)	(327)
Other income (expense), net	(161)	(92)

Loss before income taxes	(4,571)	(5,381)
Provision for income taxes	19	44

Net loss	$(4,590)	$(5,425)

Net loss per share:
Basic and diluted	$(0.15)	$(0.18)

Shares used in computing net loss per share:
Basic and diluted	30,725	29,996

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEETS INFORMATION

(In thousands)

	September 30, 2013	June 30, 2013
	(Unaudited)	(Unaudited)
ASSETS
Cash	$3,934	$8,831
Short-term investment — related party	1,865	—
Accounts receivable, net	6,366	6,640
Inventories	10,029	10,354
Other current assets	1,846	1,923

Total current assets	24,040	27,748
Property and equipment, net	2,039	2,014
Other assets	1,799	1,641

Total assets	$27,878	$31,403

LIABILITIES & EQUITY (DEFICIT)
Current liabilities	$19,442	$21,064
Long-term debt	16,750	16,750
Other long-term liabilities	3,984	3,885
Shareholders’ equity (deficit)	(12,298)	(10,296)

Total liabilities and equity (deficit)	$27,878	$31,403